news	UNIT CORPORATION
8200 South Unit Drive, Tulsa, Oklahoma 74132
Telephone 918 493-7700, Fax 918 493-7711

Contact:	Michael Earl
Vice President, Investor Relations
(918) 493-7700

For Immediate Release…
December 19, 2016

UNIT CORPORATION ANNOUNCES RETIREMENT OF JOHN NIKKEL,
CHAIRMAN OF THE BOARD OF DIRECTORS

Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today that Chairman John G. Nikkel is retiring from the Board of Directors of Unit Corporation effective December 31, 2016. J. Michael Adcock, a current board member, has been elected the new chairman.
Mr. Nikkel joined the company as its president, chief operating officer, and a director in 1983. He was elected its chief executive officer in July 2001 and chairman of the board in August 2003. Mr. Nikkel retired as an employee and as the chief executive officer of the company on April 1, 2005, but retained his position as chairman of the board.
Mr. Adcock has served on the company’s board since 1997. He is a member of the Audit and Nominating and Governance Committees, as well as chairman of the Compensation Committee. He has many years of experience in banking, investments, and energy operations, as well as executive leadership experience as chief executive officer of two companies, one of which was a publicly-traded international energy company.
Larry Pinkston, the company’s chief executive officer and president, said: “John has been an incredible asset to Unit for the 33 years he has been with this company, working to grow our diversified operations. His experience and knowledge in this industry is unparalleled. We will greatly miss John, but we believe that Mike Adcock is poised to take the helm of our board given his experience and knowledge of the industry and our company. We look forward to his leadership.”

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     Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.
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